Exhibit 10.8.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made as of August 20, 2003, by and between Staktek Corporation, a Texas corporation (the “Company”), and James W. Cady (“Executive”).

RECITALS

WHEREAS, Executive is a “Key Employee” as that term is defined by that certain Agreement and Plan of Merger (the “Merger Agreement”) dated June 20, 2003, by and among the Company, Staktek Holdings, Inc. and SC Merger Sub, Inc.;

WHEREAS, the Merger Agreement requires Executive, as a key Employee, to enter into an employment agreement with the Company containing the terms and conditions, including the Restrictive Covenants, set forth herein;

WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to provide services to the Company in accordance with the terms and conditions of this Agreement; and

WHEREAS, the parties desire, as a condition of closing the Merger Agreement, to enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company and to address certain matters related to Executive’s employment with the Company

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Employment. Effective on the Effective Date (as defined in Section 2) and subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as its President and Chief Executive Officer and Executive agrees to perform the duties associated with that position diligently and to the reasonable satisfaction of the Company’s Board of Directors. From the Effective Date until termination of this Agreement, Executive will devote Executive’s full business time, attention and energies to the business of the Company. Executive will report to the Board of Directors of the Company and will comply with the directives, policies, and guidelines established by the Company’s Board of Directors from time to time.

2. Term and Termination. Executive will be employed under this Agreement for an initial term of four (4) years (the “Initial Term”), beginning on the date of the Agreement (the “Effective Date”). This Agreement shall renew for successive one (1) year periods after the completion of the Initial Term unless either party gives written notice of termination at least forty-five (45) days prior to the expiration of the Initial Term or any renewal term. Notwithstanding the foregoing, either party may terminate this Agreement at any time, with or without cause, by giving thirty (30) days written notice of termination to the other party, and upon termination, neither party will have any continuing obligation to the other party, except that the provisions of Sections 3(c), 3(e), 5 and 6 and, to the extent not theretofore paid or provided in respect of services rendered prior to the date of termination, the provisions of Section 4, will survive any termination of this Agreement and will remain in effect in accordance with their terms. For purposes of this Agreement, a termination of employment is for “Cause” if the termination occurs because of Executive’s: (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes, or could reasonably be expected to cause, material harm to the Company; (ii) conviction of, or plea of “guilty” or “no contest” to, a felony in the jurisdiction in which committed or any crime involving moral turpitude; (iii) willful misfeasance or gross misconduct in the performance of Executive’s duties; (iv) substance abuse that in any manner materially interferes with the performance of Executive’s duties; (v) chronic absence from work for reasons other than illness; or (vi) continued failure to perform Executive’s assigned duties, after receiving written and reasonable notice from the Company and an opportunity of at least thirty (30) days to correct any such failure and/or dispute the original notice. Although the foregoing are an exclusive list of the grounds for terminating Executive’s employment for “Cause,” it is expressly understood that the Company, or any acquirer or successor of the Company, may terminate Executive’s at-will employment for reasons that do not constitute “Cause.” A termination without “Cause” includes not only involuntary terminations by the Company, but also voluntary terminations by Executive resulting from either: (a) a reduction in employment status, duties, compensation or benefits; or (b) a change in location of employment outside of a fifty (50) mile radius of the Company’s current principal office, without Executive’s consent.

3. Compensation.

(a) Beginning on the Effective Date and thereafter during the term of Executive’s employment, the Company will pay Executive a base salary at the rate of $300,000.00 per year (the “Base Salary”), payable in accordance with the payroll practices of the Company in effect from time to time. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. Salary adjustments will be determined by the Board of Directors, in its sole and absolute discretion, on at least an annual basis. The Board of Directors will engage an outside consultant to conduct a compensation study of the Executive’s compensation within four (4) months of the date of this Agreement and make adjustments as appropriate, however, under no circumstances may Executive’s salary be reduced below the Base Salary.

(b) Beginning on the Effective Date, Executive will be eligible to receive a quarterly cash incentive payment (“Bonus Payment”) payable at the end of each fiscal quarter upon achievement of certain quarterly objectives. Eligibility for a particular Bonus Payment will be based on actual performance to adjusted EBITDA goals and to actual performance to other Company goals. All goals must be determined in a commercially reasonable manner. Any Bonus Payment earned by Executive will be due and payable within thirty (30) days of the end of each fiscal quarter. The details of this bonus plan are described in Appendix A, and may be altered or amended by the Board of Directors at any time, but only to the extent that such alteration or amendment does not have a material negative effect on Executive’s compensation.

(c) Within 90 days of the Effective Date, Executive will receive an option (the “Options”) to purchase up to five hundred seventy thousand (570,000) shares of the

Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of fair market value. Consistent with the terms of the Company’s 2003 Stock Option Plan, one-third (1/3) of the Options will vest on the first anniversary of the grant date with the remaining Options vesting monthly over the following thirty-six (36) months. In the event the Executive voluntarily terminates Executive’s duties as President and Chief Executive Officer, the Options that have vested upon the date of termination must be exercised within ninety (90) days of such date. In the event the Executive is terminated for Cause, the Options will expire as of the date of termination. In the event Executive is terminated without Cause, the Common Stock shares that would have vested pursuant to the Options over the eighteen (18) months following such termination will become immediately and fully vested as of the date of the termination, and Executive will have ninety (90) days in which to exercise the Options.

(d) Upon exercise of the Options, the Common Stock issued will have identical rights to all other shares of Common Stock including those rights described in: (i) the Certificate of Incorporation; (ii) the Bylaws; and, (iii) [the Stockholders Agreement].

(e) If this Agreement is terminated without Cause, the Company agrees to pay Executive a lump sum amount upon termination equal to twelve (12) months base salary. This lump sum payment plus the accelerated vesting of Options set forth in Section 3(c), above shall be referred to collectively as the “Severance Benefits”. Executive’s right to the Severance Benefits, including the accelerated vesting of the Options set forth in Section 3(c), is expressly conditioned on Executive’s execution of a customary general release of claims in favor of the Company, its affiliates and their respective directors, officers, employees, shareholders and partners, and his compliance with the surviving provisions of this Agreement and the Company’s Employee Innovations and Proprietary Rights Assignment Agreement.

4. Executive Benefits. Beginning on the Effective Date and thereafter during the term of this Agreement, the Company will provide to Executive such fringe benefits and perquisites that the Company provides to other executives of the Company, including five (5) weeks of vacation and participation in all Company health, dental and other employee benefit plans. In addition, the Company will reimburse Executive for reasonable out-of-pocket business expenses incurred and documented in accordance with the policies of the Company in effect from time to time.

5. Restrictive Covenants.

(a) Consideration For Promise To Refrain From Competing. Executive agrees that his services to the Company are special and unique; that the Company’s disclosure of confidential and proprietary information, trade secrets, and specialized training and knowledge to Executive and Executive’s level of compensation and benefits are in consideration of and conditioned upon Executive’s covenant not to compete with Company following his termination as provided for in this Section 5. Executive further acknowledges and agrees that the inclusion of this Section 5 in this Agreement is a condition to the closing of the Merger Agreement, to which this Agreement is ancillary, and that the benefits received by Executive pursuant to the Merger Agreement constitute additional, adequate consideration for Executive’s agreement to this Section 5. Executive acknowledges that this consideration is adequate for Executive’s promises contained within this Section 5 and gives rise to the Company’s interest in ensuring that he refrains from post-termination competition as provided for herein.

(b) Covenant Not to Compete. The “Noncompetition Period” will begin on the Effective Date and end twelve (12) months after the date on which Executive’s employment with the Company terminates for any reason (the “Termination Date”). During the Noncompetition Period, Executive will not, directly or indirectly, on Executive’s own behalf or as an officer, director, employee, consultant or other agent of, or as a stockholder, partner or other investor in, any person or entity (other than the Company or its affiliates):

(i) Engage in any Business (as hereinafter defined) conducted by the Company (a “Competing Business”) within any geographic area in which the Company, its subsidiaries or affiliates conducts any business (including the United States) (the “Territory”); provided, however, that Executive shall not be precluded from working for any company whose primary business is memory modules, so long as Executive does not directly work on the development, design, manufacture or sale of memory module stacking technology or any other Competing Business, or;

(ii) Directly or indirectly influence or attempt to influence any customer, potential customer, supplier or accounts of the Company, its subsidiaries or affiliates located within the Territory to purchase, sell or lease goods or services related to a Competing Business other than from or to the Company; or

(iii) Solicit, encourage, or take any other action which is intended, directly or indirectly, to induce any other employee of the Company to terminate such employee’s employment with the Company, or interfere in any manner with the contractual or employment relationship between the Company and any other employee of the Company, or hire or attempt to hire any former employee of the Company whose termination from employment has been effective for ninety (90) days or less.

Provided, however, that the foregoing restrictions will not apply to any investment in publicly traded securities constituting not more than 5% of the outstanding securities in any class of such securities. For purposes of this Agreement, the term “affiliate” means with respect to any person or entity any other person or entity controlling, controlled by or under common control with such person or entity. For purposes of this Section 5, the definition of “Business” will be the business of the Company as of the date of Executive’s termination and the business of the Company actually proposed to be entered into as evidenced by written and adopted business plans of the Company.

6. Enforcement

(a) Executive represents to the Company that Executive is willing and able to engage in businesses other than a Competing Business within the Territory and that enforcement of the restrictions set forth in Section 5 would not be unduly burdensome to Executive. The Company and Executive acknowledge and agree that the restrictions set forth in Section 5 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, and Executive agrees that that the Company is justified in believing the foregoing.

(b) If the provisions of Section 5 are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographical area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

(c) Executive acknowledges and agrees that the Company would be irreparably harmed by any violation of Executive’s obligations under Section 5 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. If Executive violates Section 5, the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that Executive began such violation until such violation permanently ceases.

7. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference

8. Company Representations and Warranties.

(a) The employment of Executive as President and Chief Executive Officer of the Company pursuant to the terms contained herein has been authorized and approved by all requisite director and shareholder approvals. The Board of Directors has authorized the officer whose signature appears on the signature page hereto to execute and deliver this Agreement on behalf of the Company.

(b) The Company has an authorized capitalization consisting of 25,000,000 shares of capital stock, consisting of 24,000,000 million shares of Common Stock and 1,000,000 shares of preferred stock, $0.001 par value (the “Preferred Stock”). Of the authorized shares of Common Stock, 17,000,000 shares are issued and outstanding. Of the authorized shares of Preferred Stock, 250 are designated as Redeemable Preferred Stock, of which 171.01449 shares are outstanding. All outstanding shares of Common Stock and Redeemable Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has reserved for issuance under its 2003 Stock Option Plan 3,000,000 shares of Common Stock which represents fifteen percent (15%) of the fully diluted capital stock of the Company. Other than the rights of the holders of the Preferred Stock, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company. The shares of Common Stock reserved to be issued upon exercise of the Options are duly and validly authorized for issuance by the Company and, upon exercise of the Options in accordance with their terms, will be validly issued, fully paid and nonassessable and free and clear of liens and preemptive or other similar rights other than those arising solely by virtue of the Executive’s ownership of such shares.

9. Mediation. In the event that any disputes arise between the Parties with respect to this Agreement, the Parties acknowledge and agree that prior to initiating any litigation regarding such dispute, they shall submit their dispute to a mutually agreeable mediator for purposes of conducting non-binding mediation in an effort to resolve the dispute without the necessity of litigation.

10. No Obligation to Third Party. Executive represents and warrants that Executive is not under any obligation to any person or other third party and does not have any other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit, or impair Executive’s performance of any of the covenants hereunder or Executive’s duties as an employee of the Company.

11. Entire Agreement. This Agreement embodies the complete agreement of the parties with respect to the subject matter hereof and supersedes any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that relate in any way to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not amend or supersede (a) any payments related to outstanding options pursuant to the Merger Agreement and related transaction documents or (b) any change in control payments due under that certain Change in Control Agreement between Executive and the Company. This Agreement may be amended only in writing executed by the Company and Executive.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives and successors of the Company and Executive.

13. Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally, by telecopy or by overnight courier service or three days after being sent by mail, postage prepaid, to (a) if to the Company, to the Company’s principal place of business, or (b) if to Executive, to Executive’s residence or to Executive’s latest address then contained in the Company’s records (or to such changed address as such person may subsequently give notice of in accordance herewith).

14. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH SUBSTANTIVE LAWS OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

15. Counterparts. This Agreement may be executed in counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company and Executive have executed and delivered this Agreement as of the date first above written.

STAKTEK CORPORATION

By:	/s/ David G. Boone
Name:	David G. Boone
Title:	CFO

EXECUTIVE

/s/ James W. Cady
James W. Cady

S-1

APPENDIX A

STAKTEK BONUS INCENTIVE PLAN

(i) Scope

Provide performance incentive payments to employees who achieve individual and organizational goal objectives.

(ii) Funding

Consistent with current practices, a bonus pool is created only when the adjusted operating income (EBIT minus bonus accrual and amortization of goodwill) is equal to or greater than six percent (6%) of net revenue. The amount going into the bonus pool will be limited to fifteen (15%) of adjusted operating income.

(iii) Payout

Bonuses are paid within 30 days from the end of the fiscal quarter in which they are earned. Bonus payments are calculated as a percentage of an employee’s base salary according to formulas based upon the employee’s category and performance in achieving objective performance goals. See Table 1 for details.

TABLE 1 - Incentive Bonus Calculation Table version 1.4

CATEGORY	BASE BONUS MULTIPLIER	GOAL MULTIPLIER	GOALS	WEIGHTING FACTOR
President & CEO	1.00	Notes 1, 2, 3	EBITDA	100%
Executive VP	0.65	Notes 1, 2, 3	ORG. Specific & EBITDA	50% / 50%
CFO	0.55	Notes 1, 2, 3	ORG. Specific & EBITDA	20% / 80%
VP	0.55	Notes 1, 2, 3	ORG. Specific & EBITDA	50% / 50%
GM	0.50	Notes 1, 2, 3	ORG. Specific & EBITDA	70% / 30%
Director	0.35	Notes 1, 2, 3	ORG. Specific & EBITDA	80% / 20%
Other Employees	0.18	Notes 1, 2, 3	ORG. Specific & Personal	100%

PERFORMANCE TO EBITDA GOAL	GOAL MULTIPLIER
Below 75 % of Forecast	0.00
75 % of Forecast	0.75
100 % of Forecast	1.00
125 % of Forecast	1.25
Above 125 % of Forecast	1.25

A-1

ORGANIZATIONAL/PERSONAL GOALS

First Pass Yield
Yield w/o touchup
Cycle Time
Productivity
Material Costs
Performance to Customer Commitment
Build Plan Achievement
Line Item Attainment
Minutes Per Stack
QC AOQ (critical)
CQ AOQ (non-critical)
Outgoing AOQ
Material Availability
Work Center productivity & Audit Scores
Performance to project objectives and schedule

Notes:

1.	The weighting for each employee category varies between all financial and all organizational/personal goals.
2.	In most cases, individuals will have multiple organizational/personal goals. In this case the goal multiplier will be the sum of the weighted scores for each goal in this category.
3.	All goals are set at the beginning of each fiscal quarter. Each goal must be accompanied by an approved method for scoring in order to be accepted.

(iv) Goal Setting

Goals are set at the beginning of each fiscal quarter. The goal scoring methodology is a required part of the goal setting process and must be documented and approved in order for a goal to be valid. Once established, the goal scoring method cannot be changed without written authorization from the President.

(v) Goal Approval

All goals must be submitted for approval to the departmental Vice President prior to the start of the fiscal quarter. Goals are not valid until reviewed and approved by the departmental Vice President and the President.

(vi) Other

If the bonus pool is insufficiently funded to pay all of the eligible bonuses, payments will be made on a pro-rata basis. There is no carryforward from quarter to quarter and any funds not earned and paid in a fiscal quarter will be returned to the Company. EBITDA goals will be determined in accordance with the customary budgeting process undertaken by the Board of Directors and management at the beginning of each fiscal quarter.

A-2